Exhibit 10.01

Exhibit 10.01 – Letter of Intent (to acquire Spectrum Health Network, Inc.)

AMHN, INC.

100 North First Street, Suite 104

Burbank, CA 91502

(424) 239-6781

June 1, 2010

Ms. Barbra Waldare, President

Gordon Communications, Inc.

555 H Street, Suite H

Eureka, CA 95501

Re:	Letter of Intent

Acquisition of Spectrum Health Network, Inc.

Dear Ms. Waldare:

This Letter of Intent (“LOI”) sets forth certain terms relating to the intent of AMHN, Inc., a Utah corporation (“AMHN”) to acquire your subsidiary company, Spectrum Health Network, Inc., a Delaware corporation (“Spectrum”), (each known as the “Party” or collectively, the “Parties”).

Regarding our previous conversations, this LOI sets forth our mutual understanding to date:

1. It is agreed by the Parties that AMHN will acquire one hundred percent (100%) of the outstanding shares of common stock of Spectrum (the “Spectrum Shares”) in exchange for shares of AMHN’s common stock, $0.001 par value (the “AMHN Shares”). The number of AMHN Shares to be issued in exchange for the Spectrum Shares shall be determined upon the completion of due diligence and prior to the preparation of a definitive agreement between the Parties.

2. It is agreed by the Parties that upon the signing of a definitive agreement, AMHN will acquire all of the assets of Spectrum (in the approximate amount of $270,264) and will assume all of the liabilities of Spectrum (in the approximate amount of $453,299).

3. It is agreed that each Party will conduct due diligence of the other Party to its own satisfaction. It is also agreed that all materials obtained in connection with either Party will be held as confidential during negotiations and the closing of the definitive agreement. Each Party shall each bear its own costs and expenses incurred if the proposed transaction is abandoned prior to the consummation of a definitive agreement.

4. It is agreed by the Parties that this LOI and the proposed acquisition of Spectrum by AMHN, is contingent upon the completion and delivery to AMHN by Spectrum of (i) audited financial statements for the year ended December 31, 2009 including an audit opinion that is not qualified in any matter other than as to a going concern, and (ii) reviewed financial statements for the quarter ended March 31, 2010.

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5. It is agreed by the Parties that upon the completion of satisfactory due diligence, that the Parties shall enter into a definitive agreement, in a form agreeable to both Parties, which shall be executed and consummated prior to forty-five (45) days from the date of this LOI, unless mutually extended by the Parties in writing. In no event shall the extension date be longer than seventy-five (75) days from the date of this LOI.

6. Should due diligence conducted by AMHN be deemed unsatisfactory, or should Spectrum breach any of the terms of the LOI, then this LOI and the proposed acquisition by AMHN or Spectrum, will terminate upon the written notification by AMHN to Spectrum.

If this LOI correctly outlines our conversations, please execute same and deliver to me. Should we not receive a fully executed copy from you on or before five (5) days from the date of this LOI, this LOI will automatically terminate.

Sincerely,

AMHN, Inc.

/s/ Robert Cambridge
Robert Cambridge
Chief Executive Officer

Agreed To and Accepted:

Gordon Communications Inc.

By:	/s/ Barbra Waldare	Date:	June 1, 2010
Barbra Waldare
President

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